                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                          __________________________
                                  SCHEDULE TO
                                (RULE 14d-100)
         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               Amendment No. 25
                          __________________________

                        NEWPORT NEWS SHIPBUILDING INC.
                      (Name of Subject Company (Issuer))
                          __________________________
                               PURCHASER CORP. I
                         a wholly owned subsidiary of
                         NORTHROP GRUMMAN CORPORATION
                      (Names of Filing Persons (offeror))
                          __________________________

                   Common Stock, par value, $0.01 per share
                         (including associated Rights)
                        (Title of Class of Securities)
                          __________________________

                                   652228107
                     (CUSIP Number of Class of Securities)
                          __________________________

                                John H. Mullan
                         Northrop Grumman Corporation
                    Corporate Vice President and Secretary
                            1840 Century Park East
                        Los Angeles, California  90067
                                (301) 553-6262

                (Name, address, and telephone number of person
 authorized to receive notices and communications on behalf of filing persons)
                                with a copy to:
                                Stephen Fraidin
                   Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                        New York, New York  10004-1980
                                (212) 859-8000
                          __________________________

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.
[_]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

     This Amendment No. 25 (this "Amendment No. 25") amends and supplements the Tender Offer Statement on Schedule TO as initially filed and dated May 23, 2001 (as previously amended and amended hereby, the "Schedule TO") filed by NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Northrop Grumman") relating to the offer (the "Offer") by Purchaser Corp. I, a Delaware corporation and a wholly owned subsidiary of Northrop Grumman (the "Purchaser") to issue, upon the terms and subject to the conditions set forth herein and in the related letter of election and transmittal, shares of common stock of Northrop Grumman, par value $1.00 per share (the "Northrop Grumman Shares") designed to have a value of $67.50 per share or pay $67.50 per share in cash (subject to the election and proration procedures and limitations in the Prospectus (defined below) and related letter of election and transmittal) for each outstanding share of common stock, par value $0.01 per share (the "Common Stock") of NEWPORT NEWS SHIPBUILDING INC., a Delaware corporation ("Newport News") including the associated Series A participating cumulative preferred stock purchase rights issued pursuant to the Newport News stockholder protection rights agreement (the "Rights" and together with the Common Stock, the "Newport News Shares").

     Northrop Grumman has filed a registration statement with the Securities and Exchange Commission on Form S-4, relating to the Northrop Grumman Shares to be issued to stockholders of Newport News in connection with the tender offer (the "Registration Statement"), as set forth in the prospectus which is a part of the registration statement (the "Prospectus"), and the related letter of election and transmittal, which were annexed to the Schedule TO as Exhibits (a)(4) and
(a)(1)(A) thereto. On November 13, 2001, Northrop Grumman filed an amended and restated Registration Statement and Prospectus, which is annexed to the Schedule TO as Exhibit (a)(4)(A) hereto.

     All of the information in the Prospectus and the related letter of election and transmittal, and any prospectus supplement or other supplement thereto related to the offer hereafter filed with the Securities and Exchange Commission by Northrop Grumman, is hereby incorporated by reference in answer to items 2 through 11 of the Schedule TO.

Item 4.   Terms of the Transaction

          Item 4 is hereby amended and supplemented as follows:

          On November 13, 2001, Northrop Grumman and the Purchaser amended the following documents to designate the Purchaser as the offeror: Form of Letter of Election and Transmittal, Form of Notice of Guaranteed Delivery, Form of Letter to Brokers, Dealers, etc., Form of Letter to Clients, and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. These documents are being filed as exhibits to this Schedule TO and are incorporated herein by reference.

          On November 7, 2001, Northrop Grumman delivered its initial tax opinion to Newport News in accordance with the terms of the Agreement and Plan of Merger (the "Merger Agreement") among Northrop Grumman, the Purchaser, and Newport News and is being filed as an exhibit to this Schedule TO and is incorporated herein by reference.

Item 11.  Additional Information

          Item 11 is hereby amended and supplemented as follows:

          On November 13, 2001, Northrop Grumman amended their Prospectus, to reflect a change in the offer consideration, to designate the Purchaser as the offeror, to reset the expiration date for the offer, and to otherwise reflect the terms and conditions of the Merger Agreement, and is hereby incorporated by reference.

Item 12.  Exhibits

          Item 12 is hereby amended and supplemented as follows:

(a)(1)(F) Form of Letter of Election and Transmittal (incorporated by reference to exhibit 99.8 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(G) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.9 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(H) Form of Letter to Brokers, Dealers, etc. (incorporated by reference to exhibit 99.10 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(I) Form of Letter to Clients (incorporated by reference to exhibit 99.11 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(J) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.12 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(4)(A) Prospectus relating to Northrop Grumman Shares to be issued in the Offer (incorporated by reference from Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13,
          2001).

(h)(2) Tax Opinion (incorporated by reference to exhibit 8.2 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

                                   Signature

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  NORTHROP GRUMMAN CORPORATION

                                  By:  /s/ John H. Mullan
                                       ------------------------------------
                                       John H. Mullan
                                       Corporate Vice President and Secretary


                                  PURCHASER CORP. I

                                  By:  /s/ John H. Mullan
                                       ------------------------------------
                                       John H. Mullan
                                       Vice President and Secretary

 Dated:  November 13, 2001

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                                 Exhibit Index

Exhibit
Number                              Description
------                              -----------

(a)(1)(F) Form of Letter of Election and Transmittal (incorporated by reference to exhibit 99.8 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13,
               2001).

(a)(1)(G) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.9 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(H) Form of Letter to Brokers, Dealers, etc. (incorporated by reference to exhibit 99.10 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13,
               2001).

(a)(1)(I)      Form of Letter to Clients (incorporated by reference to exhibit
               99.11 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(1)(J) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.12 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(a)(4)(A) Prospectus relating to Northrop Grumman Shares to be issued in the Offer (incorporated by reference from Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).

(h)(2) Tax Opinion (incorporated by reference to exhibit 8.2 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on November 13, 2001).